Exhibit 23(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the TI Employees 2002 Stock Purchase Plan of our report dated January 22, 2002, with respect to the consolidated financial statements of Texas Instruments Incorporated incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG, LLP
Ernst & Young, LLP

February 26, 2003

Dallas, Texas